FOR IMMEDIATE RELEASE

LEV PHARMACEUTICALS ANNOUNCES FINAL PATIENT TREATED
IN PIVOTAL PHASE III HAE TRIAL

Company updates development timeline
for C1-esterase inhibitor replacement therapy

New York, NY, January 17, 2007 - Lev Pharmaceuticals, Inc. (Lev) (OTCBB:LEVP.OB), a biopharmaceutical company specializing in the development and commercialization of therapeutic products for the treatment of inflammatory diseases, announced today that it has completed patient treatment in the acute portion of a pivotal Phase III clinical trial for its lead product candidate, C1-esterase inhibitor (C1-INH) for the treatment of hereditary angioedema (HAE). HAE, or hereditary C1-inhibitor deficiency, is a rare and life-threatening inflammatory condition for which there is currently no approved acute therapy in the United States.

The clinical trial, known as CHANGE (C1-inhibitor in Hereditary Angioedema Nanofiltration Generation evaluating Efficacy), is examining the use of C1-INH as a replacement therapy in both the acute and prophylactic treatment of HAE. Clinical trial results for the acute portion of the CHANGE study are expected to be announced by the end of the first quarter of 2007, after the trial data have been unblinded, verified and analyzed. Pending the results of this trial, the Company anticipates filing a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) in the first half of 2007.

The second phase of the CHANGE trial is examining the effectiveness of C1-INH in preventing inflammatory attacks in more severely affected HAE patients. This prophylactic study is ongoing and is expected to conclude in the second half of 2007.

 “We are pleased to reach this significant milestone in the development of C1-INH, which brings us one step closer to making this important therapy available to patients in the U.S. who suffer from this debilitating condition.” commented Judson Cooper, Chairman of Lev. “We look forward to announcing the results of this study and filing a marketing application with the FDA.”

About the CHANGE Trial

The CHANGE trial, the Company believes, is currently the world's largest double-blind, placebo-controlled study of C1-INH and is designed to determine the efficacy and safety of C1-INH for both acute and prophylactic treatment of HAE. The acute part of the study is a 71-patient multi-center trial examining the efficacy and safety of C1-INH in patients suffering from moderate to severe acute HAE attacks in the face, abdomen or genitals. Lev has also initiated two open label studies to provide HAE patients with continued access to C1-INH while the data from the pivotal acute study is analyzed. The second phase of the trial is a prophylactic study examining the efficacy and safety of C1-INH in preventing HAE attacks. Enrollment in this portion of the trial is ongoing.

About Hereditary Angioedema

HAE, or hereditary C1-inhibitor deficiency, is a genetic disorder characterized by recurrent attacks of inflammation affecting the extremities (the hands and feet), the face, the urogenital tract, the abdomen, and the larynx. The inflammation can be disfiguring, debilitating, or, in the case of laryngeal attacks, life-threatening. HAE is caused by a deficiency of the plasma protein C1-INH. While there is no approved therapy for acute attacks in the U.S., the Company believes that replacement therapy with C1-INH is the treatment of choice for HAE in Europe, where it has been used safely and effectively for over 30 years. There are estimated to be 10,000 people with HAE in the United States.

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases.  The Company is currently conducting a registrational Phase III clinical trial of its lead product candidate, C1-INH for the acute and prophylactic treatment of hereditary angioedema.  Lev is also evaluating the development of C1-INH for the treatment of cardiovascular disease and other diseases and disorders in which inflammation is known or believed to play an underlying role.   Lev’s C1-INH has been granted orphan drug status for the treatment of angioedema by the FDA, potentially securing, upon approval, market exclusivity for seven years.

Patients and physicians interested in obtaining more information about Lev’s studies for hereditary angioedema should contact the Company directly at 212-682-3096, or visit the Company’s website at www.levpharma.com.

Legal notice to investors: Certain matters discussed in this news release are “forward-looking statements.”  These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “continues” or words of similar import. Similarly, statements that describe Lev’s future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of Lev to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development: the risk that Lev will not obtain approval to market its products, the risk that Lev’s products will not gain market acceptance, the risks associated with dependence upon key personnel, the need for additional financing and other risks described in Lev’s periodic reports filed with the Securities and Exchange Commission.

Contact:

Lev Pharmaceuticals
Joshua Schein, Ph.D.
Chief Executive Officer
212-682-3096
or
Investor Relations
Stern Investor Relations
Lilian Stern
212-362-1200
or
Media Relations
Monarch Communications
Jeff Siegel
516-569-4271